Exhibit 99.1

Contacts:	Nick Venuto	Kelly Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4688
kgann@nanogen.com

NANOGEN COMPLETES ASSET SALE

SAN DIEGO (July 8, 2009) – Nanogen, Inc. (Other OTC: NGEN.PK), developer of molecular and rapid diagnostic products, today announced that on July 2, 2009, pursuant to an Asset Purchase Agreement dated May 13, 2009, as amended, Nanogen and its subsidiaries Epoch BioSciences, Inc. and Nanotronics, Inc. completed their previously announced sale of substantially all of their assets to Financière Elitech SAS (“Elitech”) and its designee DxCon, Inc. in a sale conducted under the provisions of Section 363 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) and approved by the United States Bankruptcy Court for the District of Delaware (the “Court”) on June 24, 2009 (the “Section 363 Sale”). The aggregate gross purchase price for the Section 363 Sale is $25,685,000. For more information about the sale and the voluntary petition filed by Nanogen under Chapter 11 of Title 11 of the Bankruptcy Code in the Court, please see the company’s report on Form 8-K to be filed on or about July 8, 2009.

Elitech plans to operate the Nanogen molecular diagnostics business including Nanogen Advance Diagnostics (Italy) and the Bothell, Washington units. DxCon, Inc. will operate the rapid diagnostics business based out of San Diego, California.

On July 6, 2009, Nanogen filed with the Delaware Secretary of State a Certificate of Amendment of Restated Certificate of Incorporation of Nanogen, Inc. amending its Restated Certificate of Incorporation to change its corporate name from “Nanogen, Inc.” to “Ngen, Inc.”.

This sale concludes the disposition of substantially all of the assets of Nanogen and its U.S. subsidiaries. Management of Nanogen believes that there will be no value for common stockholders of Nanogen in the bankruptcy liquidation process. Stockholders of a company in chapter 11 generally receive value only if all claims of its secured and unsecured creditors are fully satisfied. Nanogen believes that the claims of Nanogen’s creditors will not be fully satisfied, even after completion of the Section 363 Sale or future sales of remaining assets, if any, in the liquidation process.

About Nanogen, Inc.

Nanogen’s innovative, high quality diagnostic products supplied to clinicians, physicians and researchers worldwide, make it easier to predict, diagnose and, ultimately, help treat disease in a timely fashion. The Company’s molecular diagnostic kits and reagents are now owned, manufactured and sold by Elitech and kits for rapid, point-of-care diagnostic tests are now owned, manufactured and sold by DxCon. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward looking statements contained in this press release include statement which may be preceded by the words “plan,” “will,” “expect,” “believe,” or similar words. Such statements are based upon current expectations and involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to the result of final wind down and liquidation of the company’s assets, the termination of registration of the company’s common stock under the Securities Exchange Act of 1934, as amended and other risk factors described in detail in our periodic reports most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.